Exhibit 15.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 19, 2012

Board of Directors

Ecopetrol S.A.

Calle 35 No. 7-21 Piso 1

Bogota, D.C. Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of and information derived from our third party letter report dated January 25, 2012, containing our opinions regarding our estimates, as of December 31, 2011, of the proved oil, condensate, natural gas, and oil equivalent reserves of certain selected properties owned by Ecopetrol S.A. in Colombia and in the United States of America (our Third Party Letter Report) as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company—Overview by Business Segment—Reserves,” “Item 18, Financial Statements, Table IV – Reserve Information,” “Item 19. Exhibits,” and as Exhibit 99.3 in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2011 (the “Annual Report”); provided, however, that we are necessarily unable to verify the accuracy of the reserves estimates contained in the Annual Report because our estimates of reserves have been combined with estimates of reserves prepared by other petroleum consultants.

We further consent to the references to DeGolyer and MacNaughton, as set forth in the Ecopetrol S.A. Registration Statement on Form F-3, filed with the United States Securities and Exchange Commission on February 12, 2010 (the “Form F-3”), under the heading “Experts,” and to the incorporation by reference of this consent and our Third Party Letter Report in the Form F-3.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716